Free Writing Prospectus (To the Prospectus dated February 10, 2009, and the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 May 7, 2009

Buffered Participation Reverse Convertible Notes due August 13, 2009 Medium-Term Notes, Series A, No. E-3241

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The Buffered Participation Reverse Convertible Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES ARE NOT 100% PRINCIPAL PROTECTED, EVEN IF HELD TO MATURITY.

The reference asset below is in the form of a linked Share and represents the Note offering. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of a single linked share. The following terms relate to the Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3‡)

•	Issue Date: May 13, 2009‡‡

•	Initial Valuation Date: May 8, 2009‡‡

•	Final Valuation Date: August 8, 2009‡‡‡

•	Maturity Date: August 13, 2009‡‡‡

•	Denominations: Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•

Initial Price: The share price of the reference asset on the initial valuation date as agreed by the parties. Accordingly, the initial price for the reference asset could be higher than the closing price of the reference asset on the initial valuation date.

•	Final Price: The closing share price of the reference asset on the final valuation date

•

Payment at Maturity: For the Note offering, if the final price is greater than the Initial Price (that is the Reference Asset Return is greater than 0%), you will receive a cash payment per $1,000 principal amount equal to $1,000 multiplied by the Reference Asset Return multiplied by the upside leverage factor plus the supplemental amount, subject to a maximum return on the Notes as indicated in the table below. If the Reference Asset Return is greater than 0%, your payment per $1,000 principal amount will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Reference Asset Return x upside leverage factor)] + supplemental amount

If the Reference Asset Return is less than or equal to 0% but equal to or greater than –10%, you will receive the principal amount of your Notes plus the supplemental amount, calculated as follows:

$1,000 + supplemental amount

and

If the Reference Asset Return is less than –10%, you will receive, in addition to the supplemental amount in cash, at our election, either (i) the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (ii) below (the “Physical Delivery Amount”) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount, equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return + 10%)]

If the reference asset declines by more than 12.50%, you will lose 1% of the principal amount of your Notes for every 1% that the reference asset declines. You may lose up to 87.50% of the principal amount of your Notes. ***

***	Assuming the physical delivery option is not elected.

For more information relating to the Physical Delivery Amount, see “Selected Purchase Considerations—Physical Delivery Amount” below.

•	Reference Asset Return: For the Note offering, the performance of the reference asset from the initial valuation date to the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

•	Calculation Agent: Barclays Bank PLC

•	Business Day: New York

The terms of the Note are as follows:

Note Issuance #	Reference Asset (a “Linked Share”)	Initial Share Price	Ticker Symbol	Principal Amount	Supplemental Amount per $1,000 Note*	Buffer Percentage	Upside Leverage Factor	Maximum Return**	CUSIP/ISIN
E-3241	Terex Corporation	TBD	TEX	TBD	$25.00	10.0%	1.5	11.65%	06739JBS1/US06739JBS15

*	The supplemental amount will be determined on the initial valuation date and will not be less than the amount set forth in the table above.
**	The maximum return on the Notes, which will take into account the supplemental amount, will be set on the initial valuation date, but will not be less than the percentage set forth in the table above.

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor's, a division of the McGraw-Hill Companies, Inc, and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
‡‡	Expected. In the event that we make any change to the expected initial valuation date and the issue date, the final valuation date and maturity date will be changed so that the stated term of the Note remains the same.
‡‡‡	Subject to postponement in the event of a market disruption as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-3 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Note Issuance #	Reference Asset	Price to Public		Agent’s Commission		Proceeds to Barclays Bank PLC
		Per Note	Total	Per Note	Total	Per Note	Total
E-3241	Terex Corporation	100%

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://idea.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated February 10, 2009:

http://idea.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa3 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

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SELECT RISK CONSIDERATIONS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee a return of 100% of the principal amount invested, even if the Notes are held to maturity. The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the reference asset declines by more than 12.50% as of the final valuation date, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return declines below -12.50%. You may lose up to 87.50% of the principal amount of your Notes.

•

Physical Delivery of the Linked Share—If the reference asset declines by more than 10% as of the final valuation Date, you may receive on the maturity date, in addition to the supplemental amount in cash, at our election, either (i) the Physical Delivery Amount representing the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (ii) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the closing price of the linked share from the initial valuation date to the final valuation date plus the principal amount multiplied by the buffered percentage.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final price is greater than the initial price, for each $1,000 principal amount, you will receive a payment at maturity of $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the applicable reference asset, which may be significant. We refer to this percentage as the maximum return, which will be set on the initial valuation date and will not be less than the percentage indicated on the cover of this free writing prospectus as applicable to such Notes offering.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked share would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Market Disruption Events and Adjustments—Certain events may cause the linked share to be disrupted or adjusted. See “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” and “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset—Antidilution Adjustments” in the Prospectus Supplement dated February 10, 2009. In the event the final valuation date or maturity date is delayed, the Reference Asset Return (and consequently, the payment at maturity) may be lower than what you may have anticipated based on the last available closing share price of the reference asset as of the scheduled final valuation date.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the reference asset;

•	the time to maturity of the Notes;

•	the dividend rate on the linked share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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SELECTED PURCHASE CONSIDERATIONS

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns. If the Reference Asset Return is positive, you will be entitled to receive, per $1,000 Note, an amount equal to the principal amount multiplied by the Reference Asset Return multiplied by the upside leverage factor plus the supplemental amount, subject to a maximum return. The actual maximum return on the Notes will be set on the initial valuation date and will not be less than the percentage indicated on the cover of this free writing prospectus. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in percentage terms in the final price, as compared to the initial price, of up to the 12.50%. If the reference asset declines by more than 12.50%, you will lose 1% of the principal amount of your Notes for every 1% that the reference asset declines. You may lose up to 87.50% of the principal amount of your Notes.

•

Physical Delivery Amount—If the reference asset declines by more than 5% as of the final valuation date, you may receive on the maturity date, in addition to the supplemental amount in cash, at our election, either (i) the Physical Delivery Amount representing the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (ii) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the closing price of the linked share from the initial valuation date to the final valuation date plus the principal amount multiplied by the buffered percentage. If you receive shares of the linked share in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked share you receive, which could be substantially less than the value of your original investment. If we elect to deliver shares on the maturity date instead of the cash amount, the number of shares will be determined by the Calculation Agent by dividing the cash amount (described in (ii) above) that would otherwise be payable on the maturity date by the final price of the linked share (with appropriate rounding and any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price). The Physical Delivery Amount, the initial price of the linked share and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” in the Prospectus Supplement dated February 10, 2009.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under ‘‘Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid executory contract with respect to the linked share that is subject to tax as described herein. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or cash-settlement upon maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.

If you receive the Physical Delivery Amount upon the maturity of your Notes, the tax consequences to you are not clear. We think it is reasonable to treat the receipt of shares as a taxable settlement of the Notes followed by a purchase of the shares, but it would also be possible to characterize the receipt of shares upon maturity of the Notes as a tax-free purchase of the shares pursuant to the original terms of the Notes. If the receipt of the Physical Delivery Amount is treated as a taxable purchase of shares, you should (i) recognize capital gain or loss in an amount equal to the difference between (A) the fair market value of the shares you receive at such time

FWP–5

plus the cash received in lieu of a fractional share, if any, plus the cash that is attributable to the supplemental amount and (B) the amount you paid for your Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time.

Because the term of your Notes will not exceed one year, any gain or loss you recognize upon the sale or maturity of your Notes should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

It is also possible that the Internal Revenue Service could seek to characterize your Notes under current law in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could assert that holders who receive the Physical Delivery Amount upon maturity of the Notes should be required to defer any gain or loss until a subsequent realization event (such as a sale or exchange) occurs with respect to shares received in respect of the Physical Delivery Amount. If the Internal Revenue Service successfully asserted such position, it is unclear how the supplemental amount would be taxed. Finally, it is also possible that the amount received upon sale or maturity of the Notes that is attributable to the supplemental amount may be taxed as ordinary income.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to these and other possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing the linked share can be located by reference to the linked share SEC file number specified below.

The summary information below regarding the company issuing the linked share comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the linked share with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of the issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of the issuer.

Terex Corporation

According to publicly available information, Terex Corporation (the “Company”) is a diversified global manufacturer of capital equipment focused on delivering reliable, customer relevant solutions for the construction, infrastructure, quarrying, surface mining, shipping, transportation, power and energy industries. The Company operates in five reportable segments: (i) Terex Aerial Work Platforms, (ii) Terex Construction, (iii) Terex Cranes, (iv) Terex Materials Processing & Mining and (v) Terex Roadbuilding, Utility Products and Other. The Company’s products are manufactured at plants in North America, Europe, Australia, Asia and South America, and are sold worldwide with an increased emphasis on developing markets such as China, India, the Middle East and Latin America.

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The linked share’s SEC file number is 001-10702.

Historical Performance of the Linked Share

The following graph sets forth the historical performance of the linked share based on the daily closing share price from January 2, 2001 through May 5, 2009. The closing share price of the linked share on May 5, 2009 was $16.03.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the linked share should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the linked share will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

HYPOTHETICAL EXAMPLES

For the Note offering, if the final price is greater than the initial price (that is the Reference Asset Return is greater than 0%), you will receive a cash payment per $1,000 principal amount equal to $1,000 multiplied by the Reference Asset Return multiplied by the upside leverage factor plus the supplemental amount, subject to a maximum return on the Notes as indicated in the table on the cover page of this free writing prospectus. If the Reference Asset Return is less than or equal to 0% but equal to or greater than –10%, you will receive the principal amount of your Notes plus the supplemental amount. However, if the Reference Asset Return is less than –10%, you will receive, in addition to the supplemental amount in cash, at our election, either the Physical Delivery Amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or a cash amount, equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the buffer percentage of 10%. If the reference asset declines by more than 12.50%, you will lose 1% of the principal amount of your Notes for every 1% that the reference asset declines. You may lose up to 87.50% of the principal amount of your Notes.

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The following tables below illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount to $1,000. The table for the Note has been prepared on the basis of the assumptions that are set forth below.

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

The initial price and the final price of the linked share and the associated Reference Asset Return have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the linked share. Some amounts are rounded and actual returns may be different.

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Terex Corporation

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the issue date at the price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: 16.03

Buffer Percentage: 10%

Upside Leverage Factor: 1.5

Supplemental Amount: $25.00 per $1,000 Note

Maximum Return: 11.65%

Reference Asset Return	Payment at Maturity*	Total Return on the Notes
100.00%	$1,116.50	11.65%
90.00%	$1,116.50	11.65%
80.00%	$1,116.50	11.65%
70.00%	$1,116.50	11.65%
60.00%	$1,116.50	11.65%
50.00%	$1,116.50	11.65%
40.00%	$1,116.50	11.65%
30.00%	$1,116.50	11.65%
20.00%	$1,116.50	11.65%
10.00%	$1,116.50	11.65%
5.00%	$1,100.00	10.00%
0.00%	$1,025.00	2.50%
-5.00%	$1,025.00	2.50%
-10.00%	$1,025.00	2.50%
-15.00%	$975.00	-2.50%
-20.00%	$925.00	-7.50%
-30.00%	$825.00	-17.50%
-40.00%	$725.00	-27.50%
-50.00%	$625.00	-37.50%
-60.00%	$525.00	-47.50%
-70.00%	$425.00	-57.50%
-80.00%	$325.00	-67.50%
-90.00%	$225.00	-77.50%
-100.00%	$125.00	-87.50%

*	Assumes cash payment in all instances.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the tables above are calculated.

Example 1: The Reference Asset Return is 5%.

On the final valuation date, the final price of $16.83 was greater than the initial price of $16.03, resulting in a Reference Asset Return of 5%. Because the Reference Asset Return of 5% multiplied by the hypothetical upside leverage factor of 1.5 plus the percentage return of 2.50% on the supplemental amount of $25.00 does not exceed the hypothetical maximum return of 11.65%, the investor receives a payment at maturity of $1,100 per $1,000 Note calculated as follows:

Reference Asset Return = (16.83 –16.03) /16.03=5%

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Payment at Maturity = $1,000 + [$1,000 x (5% x 1.5)] + $25.00 = $1,100

Example 2: The Reference Asset Return is 30%.

On the final valuation date, the final price of $20.84 was greater than the initial price of $16.03, resulting in a Reference Asset Return of 30%. Because the Reference Asset Return of 30% multiplied by the hypothetical upside leverage factor of 1.5 plus the percentage return of 2.50% on the supplemental amount of $25.00 does exceed the hypothetical maximum return of 11.65%, the investor receives a Payment at Maturity of $1,116.50 per $1,000 Note, the maximum payment on the Notes.

Reference Asset Return = (20.84 –16.03) / 16.03 = 30%

Payment at Maturity = $1,116.50

Example 3: The Reference Asset Return is –5%.

On the final valuation date, the final price of $15.23 was less than the initial price of $16.03, resulting in a Reference Asset Return of –5%. Because the Reference Asset Return of –5% is less than 0% but greater than –10%, the investor receives a Payment at Maturity of $1,025 per $1,000 Note, calculated as follows:

Reference Asset Return = (15.23 –16.03) / 16.03 = –5%

Payment At Maturity = $1,000 + $25.00= $1,025

Example 4: The Reference Asset Return is –25%.

On the final valuation date, the final price of $12.02 was less than the initial price of $16.03, resulting in a Reference Asset Return of –25%. Because the Reference Asset Return of –25% is less than –10%, the investor receives a Payment at Maturity of $875 per $1,000 Note (at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

Reference Asset Return = (12.02 –16.03) / 16.03 = –25%

Payment at Maturity = $1,000 + [$1,000 x (–25% + 10%)] + $25.00= $875

Physical Delivery Amount = 875/ 12.02 = 72 shares of the Reference Asset, $9.56 in cash for fractional shares and $25.00 in cash for the supplemental amount.

FWP–10